As filed with the Securities and Exchange Commission on
              May 24, 1996
                          Registration No. 333-___________


                 SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549
                               FORM S-3
                       REGISTRATION STATEMENT
                                UNDER
                    THE SECURITIES ACT OF 1933
                    __________________________
                          II-VI INCORPORATED
        (Exact name of registrant as specified in its charter)

        Pennsylvania                           25-1214948
(State or other jurisdiction                (I.R.S. Employer
of incorporation or organization            Identification No.)



                                            Carl J. Johnson
                                        Chief Executive Officer
                                          II-VI Incorporated
  375 Saxonburg Boulevard               375 Saxonburg Boulevard
Saxonburg, Pennsylvania  16056        Saxonburg, Pennsylvania 16056
        412-352-4455                          412-352-4455
(Address, including ZIP code,          (Name, address, including
and telephone number, including         ZIP code, and telephone
   area code, of Registrant's           number, including area code,
  principal executive offices)             of agent for service)

                               Copies to:

   Robert D. German, Esq.                      Ronald Basso, Esq.
Sherrard, German & Kelly, P.C.                 Buchanan Ingersoll
 35th Floor, One Oliver Plaza               Professional Corporation
Pittsburgh, Pennsylvania  15222                One Oxford Centre
     412-355-0200                         301 Grant Street, 20th Floor
    FAX 412-261-6221                 Pittsburgh, Pennsylvania 15219-1410
                                                  412-562-3943
                                                FAX 412-562-1041

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the
following box.   [   ]

If any of the securities being registered on this Form are
to be offered on a delayed or continuous basis pursuant to Rule
415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans,
check the following box.   [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration
statement for the same offering.   [   ]

If this Form is a post-effective amendment filed pursuant to
Rule 462(c) under the Securities Act, check the following
box and list the Securities Act registration statement number of the earlier effective registration statement for the same
offering.   [   ]

If delivery of the prospectus is expected to be made
pursuant to Rule 434, please check the following box. [   ]




                                    CALCULATION OF REGISTRATION FEE

Title of each class      Amount to be     Proposed maximum      Proposed maximum         Amount of
of securities to be       registered     offering price per    aggregate offering    registration fee (2)
    registered                              unit (1)(2)           price (1)(2)

Common Stock,              186,183            $15.50              $2,885,837.00           $996.00
no par value



(1) Estimated solely for purposes of calculation of the registration fee.

(2) Calculated in accordance with Rule 457(c) under the Securities Act of 1933 on the basis of high and low sale prices of the registrant's Common Stock on the Nasdaq National Market on
    May 20, 1996.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.





               SUBJECT TO COMPLETION, DATED MAY 24, 1996
      PROSPECTUS

                          186,183 Shares
                        II-VI INCORPORATED
                           Common Stock

This prospectus relates to an aggregate offering of up to 186,183 shares (the "Shares") of common stock, no par value per share (the "Common Stock"), of II-VI Incorporated, a Pennsylvania corporation (the "Company"), which may be offered and sold from time to time by the security holders of the Company listed herein under "Selling Security Holders" or any affiliate or transferee of a Selling Security Holder who may be referenced in a supplement or amendment to this prospectus (the "Selling Security Holders"). Of the 186,183 shares of Common Stock offered hereby, 49,000 shares are being offered by Paul J. Johnson, Jr. and Cathleen Johnson; 18,375 shares are being offered by Wayne R. Ignatuk and Donna Ignatuk; 85,751 shares are being offered J. Christopher Oles and Patricia H. Oles; 32,160 shares are being offered by Frederick A. Baumle and Catherine A. Baumle; and 897 shares are being offered by Patrick J. Gracyalny and Robert Gracyalny.

All of the Shares offered hereby were issued by the Company in transactions exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), and applicable state securities laws. See "Recent Developments."

The Common Stock is quoted on the Nasdaq National Market under the symbol "IIVI." The reported closing sale price for the Common Stock on May 22, 1996 was $16.375 per share.

THE SHARES OFFERED HEREBY INVOLVE A SUBSTANTIAL DEGREE OF RISK.
SEE "RISK FACTORS."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY
STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
OFFENSE.

The Shares may be sold from time to time by the Selling Security Holders or their transferees. No underwriting arrangements have been entered into by the Selling Security Holders as of the date hereof. The distribution of the Shares by the Selling Security Holders may be effected in one or more transactions that may take place in the over-the-counter market, including ordinary broker's transactions, privately negotiated transactions, or through sales to one or more dealers for resale of such Shares as principals, at prevailing market prices at the time of sale, prices related to such prevailing market prices, or negotiated prices. Underwriting discounts and usual and customary or specifically negotiated brokerage fees or commissions will be paid by the Selling Security Holders in connection with sales of the Shares. See "Plan of Distribution."

By agreements with the Selling Security Holders, the Company will pay all of the expenses incident to the registration of the Shares under the Securities Act (other than agent's or underwriter's commissions and discounts), estimated to be approximately $15,496.00.

The Selling Security Holders, and any broker-dealers, agents, or underwriters through whom the Securities are sold, may be deemed "underwriters" within the meaning of the Securities Act with respect to securities offered by them, and any profits realized or commissions received by them may be deemed underwriting compensation.

       The date of this Prospectus is _____________, 1996

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold, nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.



                                1


                      AVAILABLE INFORMATION

The Company is subject to the reporting requirements of the Securities Exchange Act of 1934 and files reports and other information with the Securities and Exchange Commission in accordance therewith. Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities of the Securities and Exchange Commission located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following Regional Offices of the Commission: 7 World Trade Center,
Suite 1300, New York, New York 10048, and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the shares of Common Stock to be offered and sold from time to time. This
Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock to be offered and sold from time to time, reference is made to the Registration Statement and the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected at the principal offices of the Commission at 450
Fifth Street, N.W., Washington, D.C. 20549, and copies of such materials may be obtained upon written request from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C., at prescribed rates.

In addition, the Common Stock is quoted on the Nasdaq National Market. Reports and other information concerning the Company may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

Incorporated herein by reference and made a part of this Prospectus are the following documents filed by the Company with the Commission pursuant to the Exchange Act:

  Annual Report on Form 10-K, for the fiscal year ended
  June 30, 1995, as amended by the Form 10-K/A;

  Quarterly Report on Form 10-Q for the three months ended
  September 30, 1995;

  Quarterly Report on Form 10-Q for the three months ended
  December 31, 1995;

  Quarterly Report on Form 10-Q for the three months ended
  March 31, 1996;

  Current Report on Form 8-K for the event dated
  October 2, 1995;

  Current Report on Form 8-K for the event dated October 16, 1995;

  Current Report on Form 8-K for the event dated February 22, 1996, as amended by the Form 8-K/A Amendment No. 1;

  The description of the Common Stock, which is registered under
  Section 12 of the Exchange Act, contained in the Company's
  Registration Statement on Form 8-A.

  All other reports and other documents filed by the Company since June 30, 1995, pursuant to Section 13(a) or 15(d) of the
  Exchange Act.

All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering will be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such

                                 2


statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. All information appearing in this Prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding statement.

The Company will provide without charge to each person who receives a prospectus, upon written or oral request of such person, a copy of the information that is incorporated by reference herein (not including exhibits to the information that is incorporated by reference herein). Requests for such information should be directed to: II-VI Incorporated, 375 Saxonburg Boulevard, Saxonburg, Pennsylvania 16056, Attention: James Martinelli, Chief Financial Officer and Treasurer, telephone: 412-352-4455.
                                  3
                          RISK FACTORS

In addition to the other information contained or incorporated by reference in this Prospectus, the following risk factors should be carefully considered before purchasing shares of Common Stock offered hereby.

Environmental Concerns

The Company is subject to a variety of federal, state and local governmental regulations related to the storage, use and disposal of environmentally hazardous materials. Both the governmental regulations and the costs associated with complying with such regulations are subject to change in the future. There can be no assurance that any such change will not have a material adverse effect on the Company. The Company manufactures and utilizes Hydrogen Selenide gas, an extremely hazardous material, in the production of Zinc Selenide. In its processes, the Company also generates waste containing Thorium Fluoride, a low-level radioactive material, and other hazardous by-products such as suspended solids containing heavy metals and airborne particulates. The Company has made and continues to make substantial investments in protective equipment, process controls, manufacturing procedures and training in order to minimize the risks to employees, surrounding communities and the environment due to the presence and handling of such extremely hazardous and hazardous materials. The failure to properly handle such materials, however, could lead to harmful exposure to employees or to discharge of certain hazardous waste materials, and, since the Company does not carry environmental impairment insurance, to a material adverse effect on the financial condition or results of operations of the Company. Although the Company has not encountered material environmental problems in its properties or processes to date, there can be no assurance that problems will not develop in the future which would have a material adverse effect on the business, results of operations or financial condition of the Company.

Manufacturing and Sources of Supply

The Company utilizes high-quality, optical grade Zinc Selenide in the production of a majority of its products. The Company is a leading producer of Zinc Selenide for its internal use and for external sale. The production of Zinc Selenide is a complex process requiring production in a highly controlled environment. A number of factors, including defective or contaminated materials, could adversely affect the Company's ability to achieve acceptable manufacturing yields of high-quality Zinc Selenide. Zinc Selenide is available from only one outside source and quantity and qualities may be limited. The unavailability of necessary amounts of high-quality Zinc Selenide would have a material adverse effect upon the Company. In addition, in fiscal 1992 and 1993, the Company experienced fluctuations in its manufacturing yields which affected the Company's results of operations. There can be no assurance that the Company will not experience manufacturing yield inefficiencies which could have a material adverse effect on the business, results of operations or financial condition of the Company.

The Company produces the Hydrogen Selenide gas used in its production of Zinc Selenide. There are risks inherent in the production and handling of such material. The inability of the Company to effectively handle Hydrogen Selenide could result in the Company being required to curtail its production of Hydrogen Selenide. Hydrogen Selenide can be obtained from one source, and the Company has previously purchased and, to supplement its internal production, currently purchases such material from this source.
The cost of purchasing such material is significantly greater than the cost of internal production. As a result, if the Company purchased a substantial portion of such material from its outside source, it would significantly increase the Company's production costs of Zinc Selenide. Therefore, the Company's inability to internally produce Hydrogen Selenide could have a material adverse effect on the business, results of operations or financial condition of the Company.

In addition, the Company requires other high-purity, relatively uncommon materials and compounds to manufacture its products. Failure of the Company's suppliers to deliver sufficient quantities of these necessary materials on a timely basis could have a material adverse effect on the business, results of operations or financial condition of the Company.

Dependence on Cyclical Industries

The Company's business is significantly dependent on the demand for products produced by end users of industrial lasers. Many of these end users are in industries that historically have experienced highly

                                  4


cyclical demand for their products. Therefore, as a result, demand for the products produced by the Company and its results of operations are subject to cyclical fluctuations.

Potential Seasonal Fluctuations

Due to customer buying patterns, particularly in Europe, the Company's revenues for its first fiscal quarter ending in September could be below those in the preceding quarter. The Company's first fiscal quarter results often are dependent upon the sales in the last month of the quarter.

Competition

The Company has a number of present and potential competitors, many of which have greater financial resources than the Company. The markets for many of the Company's products can be subject to competitive pricing in order to gain or retain market share. Such competitive pressures could affect the Company's pricing and adversely affect the business, results of operations or financial condition of the Company.

International Sales and Operations

Sales to customers in countries other than the United States accounted for approximately 47% of revenues in each of the last three fiscal years. The Company anticipates that international sales will continue to account for a significant portion of revenues for the foreseeable future. In addition, the Company manufactures products in Singapore and maintains direct sales offices in Japan and the United Kingdom. Sales and operations outside of the United States are subject to certain inherent risks, including fluctuations in the value of the U.S. dollar relative to foreign currencies, tariffs, quotas, taxes and other market barriers, political and economic instability, restrictions on the export or import of technology, potentially limited intellectual property protection, difficulties in staffing and managing international operations and potentially adverse tax consequences. There can be no assurance that any of these factors will not have a material adverse effect on the Company's business, financial condition or results of operations. In particular, although the Company's international sales, other than in Japan, are denominated in U.S. dollars, currency exchange fluctuations in countries where the Company does business could have a material adverse effect on the Company's business, financial condition or results of operations, by rendering the Company less price-competitive than foreign manufacturers. The Company's sales in Japan are denominated in yen and, accordingly, are affected by fluctuations in the dollar/yen currency exchange rates. The Company generally reduces its exposure to such fluctuations through forward exchange agreements. The Company does not engage in the speculative trading of financial derivatives. There can be no assurance, however, that the Company's practices will eliminate the risk of fluctuation in the dollar/yen currency exchange rate.

Acquisitions

The Company's business strategy includes expanding its product lines and markets through internal product development and acquisitions. Any acquisition may result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities, and amortization expense related to intangible assets acquired, any of which could have a material adverse effect on the Company's business, financial condition or results of operations. In addition, acquired businesses may be experiencing operating losses. Any acquisition will involve numerous risks, including difficulties in the assimilation of the acquired company's operations and products, uncertainties associated with operating in new markets and working with new customers, and the potential loss of the acquired company's key employees. In December 1994, the Company acquired the Virgo Optics Division of Sandoz Chemicals Corporation ("Virgo Optics").
In February 1996, the Company acquired Lightning Optical Corporation. To date, the Company has had little experience in integrating businesses other than Virgo Optics.

Sustaining and Managing Growth

The Company is currently undergoing a period of growth, and there can be no assurance that such growth can be sustained or managed successfully. This expansion has resulted in a higher fixed-cost structure which will require increased revenue in order to maintain historical gross margin and operating margins. There can be no assurance that the Company will obtain the increased orders necessary to generate increased revenue sufficient to cover this higher cost structure. Failure by the Company to manage growth successfully or have the systems and capacities necessary to sustain

                                  5

its growth could have a material adverse effect on the Company's business, results of operations or financial condition. In addition, in connection with any future acquisitions, the Company expects that it will hire additional senior management with experience in the new markets acquired by the Company. There can be no assurance that the Company will be able effectively to achieve growth, including in such new markets, integrate such new personnel or manage any such growth, and failure to do so could have a material adverse effect on the business, results of operations or financial condition of the Company.

Dependence on New Products and Processes

In order to meet its strategic objectives, the Company must continue to develop, manufacture and market new products, develop new processes and improve existing processes. As a result, the Company expects to continue to make significant investments in research and development and to continue to consider from time to time the strategic acquisition of businesses, products, or technologies complementary to the Company's business. The success of the Company in developing, introducing and selling new and enhanced products depends upon a variety of factors, including product selection, timely and efficient completion of product design and development, timely and efficient implementation of manufacturing and assembly processes, effective sales and marketing, and product performance in the field. There can be no assurance that the Company will be able to develop and introduce new products or enhancements to its existing products and processes in a manner which satisfies customer needs or achieves market acceptance. The failure to do so could have a material adverse effect on the Company's ability to grow its business.

Dependence on Key Personnel

The Company is highly dependent upon the experience and continuing services of certain scientists, engineers and production and management personnel. Competition for the services of these personnel is intense, and there can be no assurance that the Company will be able to retain or attract the personnel necessary for the Company's success. The loss of the services of the Company's key personnel could have a material adverse effect on the business, results of operations or financial condition of the Company.

Proprietary Technology Claims

The Company does not currently hold any material patents applicable to its processes and relies on a combination of trade secret, copyright and trademark laws and employee non-compete and nondisclosure agreements to protect its intellectual property rights. There can be no assurance that the steps taken by the Company to protect its rights will be adequate to prevent misappropriation of the Company's technology. Furthermore, there can be no assurance that, in the future, third parties will not assert infringement claims against the Company. Asserting the Company's rights or defending against third-party claims could involve substantial expense, thus materially and adversely affecting the business, results of operations or financial condition of the Company. In the event a third party were successful in a claim that one of the Company's processes infringed its proprietary rights, the Company may have to pay substantial damages or royalties, or expend substantial amounts in order to obtain a license or modify the process so that it no longer infringes such proprietary rights, any of which could have an adverse effect on the business, results of operations or financial condition of the Company.

Reliance on European Distributor

Nearly all of the Company's European sales have been made through its European distributor. This distributor also provides service and support to the end users of the Company's products. Thus, a reduction in the sales efforts of such distributor could adversely affect the Company's European sales and its ability to support the end users of the Company's products. There can be no assurance that this distributor will continue to distribute, or to distribute successfully, the Company's products and, in such an event, the Company's results of operations and earnings could be adversely affected.

Possible Volatility of Stock Price

The market price for the Common Stock may be highly volatile. Factors such as the announcement of innovations or new products by the Company, seasonal or other variations in anticipated or actual results of operations, market conditions and general economic conditions may have a significant impact on the market price of the Common Stock.


                                  6


Antitakeover Provisions

The Company's Articles of Incorporation and By-Laws contain provisions which could make it a less attractive target for a hostile takeover than it might otherwise be or make more difficult or discourage a merger proposal, a tender offer or a proxy contest. This could limit the price that certain investors might be willing to pay in the future for shares of the Common Stock. The provisions include: (i) classification of the Board of Directors into three classes; (ii) a procedure which requires shareholders or the Board of Directors to nominate directors in advance of a meeting to elect such directors; (iii) the ability of the Board of Directors to issue additional shares of Common Stock or Preferred Stock without shareholder approval; and (iv) supermajority approval of certain matters (at least two-thirds of the votes cast by all shareholders entitled to vote thereon, voting together as a single class).

In addition, the Pennsylvania Business Corporation Law contains provisions which may have the effect of delaying or preventing a change in control of the Company. See "Description of Capital
Stock."

Control by Management

The Company's executive officers, directors and their affiliates and members of their immediate families own approximately 27% of the outstanding shares of Common Stock, excluding shares issuable upon exercise of options. As a result, these shareholders, if acting together, will be able to exert substantial influence over actions requiring shareholders' approval, including elections of the Company's directors, amendments to the Articles of Incorporation, mergers, sales of assets or other business acquisitions or dispositions.
                                  7

                            THE COMPANY

The following summary is qualified in its entirety by reference to the more detailed information provided herein or incorporated herein by reference. As used in this Prospectus, the term "Company" means, unless the context requires otherwise, the Company and its subsidiaries, and their respective predecessors. Each prospective investor is urged to read this Prospectus and the documents incorporated herein in their entirety. Investment in the securities offered hereby involves a high degree of risk. See "Risk Factors."

II-VI Incorporated ("II-VI" or the "Company"), designs, manufactures and markets optical and electro-optical components, devices and materials for precision use in infrared, near infrared, visible light and x-ray instruments and applications. The Company believes that it supplies more than half of the infrared optics used in high-power CO2 (carbon dioxide) lasers for industrial processing worldwide.
The Company's infrared products also are used for commercial and military sensing systems. The Company's near infrared and visible light products are used in industrial, scientific and medical instruments and solid-state YAG (Yttrium Aluminum Garnet) YLF (Yttrium Lithium Fluoride) lasers. Frequency doubling and single crystal substrate materials produced by the Company are utilized as building blocks in the emerging blue light laser market segment. II-VI also is developing and marketing solid state x-ray and gamma-ray products for the nuclear radiation detection industry. The Company's products are produced utilizing proprietary processes and specialized equipment that are complex and difficult to duplicate. The majority of the Company's revenues are attributable to the sale of optical devices and components for the laser processing industry.

Applications for laser processing are increasing worldwide as manufacturers seek solutions to increasing demands for quality, precision, speed, throughput, flexibility, automation and cost control. High-power CO2, YAG and YLF lasers provide these benefits in a wide variety of cutting, welding, drilling, ablation, balancing, cladding, heat treating and marking applications for end users in such diverse fields as automotive, consumer electronics, office furniture and consumer product marking.

Precision optics are critical to the operation of lasers and laser systems, with many CO2 and YAG laser systems containing up to 15 optical elements. Optics wear or become contaminated during operation. The Company supplies replacement optics to the aftermarket demand generated by an estimated current worldwide installed base of 40,000 to 45,000 industrial YAG and CO2 lasers.

The overall strategy of II-VI is to be the quality, cost and service leader in every market it serves. The Company believes that it is the market leader in the supply of infrared optics to industrial material processors using high-power CO2 lasers and is focused on developing a similar position in the emerging high-power YAG laser industry. The Company strives to maintain technological leadership through a balanced combination of internal and contract research and development. The Company's growth strategy involves internal investment in emerging new products, as well as the search for complementary technologies and companies for potential acquisition.

The Company's products are sold to over 2,400 customers in 35 countries. The Company sells its products in the United States, Japan, United Kingdom and certain Southeast Asian markets through its direct sales force. European sales are effected through a distributor and sales throughout the rest of the world are made through manufacturers' representatives. Sales to customers in countries other than the United States accounted for approximately 47% of revenues in fiscal 1995. The Company's principal international markets are Germany and Japan.

The Company's executive offices are located at 375 Saxonburg
Boulevard, Saxonburg, Pennsylvania 16056.  Its telephone number is 412-352-4455.  The Company's name is pronounced "Two-Six
Incorporated."
                               8

                         RECENT DEVELOPMENTS

On February 22, 1996, Lightning Optical Corporation, a Florida corporation located in Tarpon Springs, Florida ("Lightning Optical"), merged with and into II-VI Lightning Optical
Incorporated ("II-VI Lightning"), a newly-formed wholly-owned Pennsylvania subsidiary of II-VI. As a result of the merger, II-VI Lightning acquired substantially all of the assets and assumed certain liabilities of Lightning Optical. The aggregate purchase price paid to the shareholders of Lightning Optical (the "Sellers") consisted of approximately $2.5 million in cash and the Shares offered hereby. The Company also agreed to file this Registration Statement with respect to a market offering of the Shares.

The assets of Lightning Optical acquired by II-VI Lightning in the merger include inventory, accounts receivable, machinery and equipment, real estate and intangibles. These assets were used by Lightning Optical in the design and manufacture of optics and materials for visible and near visible infrared applications. These products are used in industrial, medical and scientific solid-state lasers and electro-optic equipment. The Registrant intends to use the acquired assets in a similar fashion.


                           USE OF PROCEEDS

The Company will not receive any proceeds from the sale of the Shares.

                                 9
                       SELLING SECURITY HOLDERS

The following table sets forth information with respect to the beneficial ownership of Common Stock by each Selling Security Holder as of the close of business of May 15, 1996, and the shares which may be offered by each from time to time hereby. Unless otherwise indicated, each Selling Security Holder has sole voting and sole dispositive power with respect to all Shares shown. The address for each Selling Shareholder is c/o II-VI Lightning Optical Incorporated, 431 E. Spruce Street, Tarpon Springs, Florida 34689. As a result of the merger, Paul J. Johnson, Jr., Wayne R. Ignatuk,
J. Christopher Oles and Frederick A. Baumle became employed by
II-VI Lightning Optical Incorporated and each have employment agreements.








                                                      Beneficial Ownership
                           ______________________________________________________________________________
Selling Security Holder    Prior to the Offering      Number of Shares Offered        After the Offering
_______________________    _____________________      ________________________        __________________
                             Number    Percent                                         Number   Percent
                             ______    _______                                         ______   _______
Paul J. Johnson, Jr.         49,000       *                   49,000                      0       --
  and Cathleen Johnson

Wayne R. Ignatuk             18,375       *                   18,375                      0       --
  and Donna Ignatuk

J. Christopher Oles          85,751      1.4                  85,751                      0       --
  and Patricia H. Oles

Frederick A. Baumle          32,160       *                   32,160                      0       --
  and Catherine A. Baumle

Patrick J. Gracyalny            897       *                      897                      0       --
  and Robert Gracyalny
                                                      ________________________
All Selling Security Holders                                 186,183

_____________________
*Less than one percent.

                      DESCRIPTION OF CAPITAL STOCK
The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock, no par value, and 5,000,000 shares of Preferred Stock, no par value.

Common Stock

Holders of Common Stock are entitled to one vote per share on all matters to be voted on by shareholders, except that shareholders are entitled to cumulate their votes in any election of directors. Subject to preferences that may be applicable to any outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors in its discretion out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding Preferred Stock. Holders of Common Stock have no preemptive rights and have no right to convert their Common Stock into any other securities. The outstanding shares of Common Stock are, and the Common Stock to be outstanding upon completion of the offering will be, fully paid and nonassessable.

The By-Laws of the Company, as amended, provide for the Board of Directors to be divided into three classes of directors, each class to be as nearly equal in number of directors as possible, serving staggered three-year terms. As a result, approximately one-third of the Board of Directors is elected in each year, and at least two annual meetings are necessary to effect a change in a majority of the Company's directors. The effect of the staggered Board of Directors under cumulative voting as provided by the By-Laws of the Company is that shareholders entitled to vote a majority of the shares outstanding could not necessarily control the election of all positions on the Board of Directors subject to election in any one year, and that shareholders voting less than a majority of shares entitled to vote may be able to elect at least one director in any one year.

The Articles of Incorporation and By-Laws of the Company require the approval by the holders of at least two-thirds of the outstanding shares of Common Stock for the removal of any director, class of director or the entire Board of Directors and for any change to any provision of the Articles of Incorporation or By-Laws providing for the number of directors, the classification of directors or the filling of vacancies on the Board of Directors, unless any such change is unanimously approved by the Board of Directors of the Company. The overall effect of these provisions regarding the classification of the Company's Board of Directors may be to render more difficult or to delay a change in control of the Company or the removal of incumbent management of the Company.

All other matters submitted to a vote of the shareholders of the Company shall be adopted by the vote of a majority of the votes present, in person or by validly executed proxy, at any duly authorized meeting of shareholders.

Preferred Stock

The Preferred Stock may be issued in one or more series with such rights, preferences, privileges and restrictions as the Board of Directors may determine, including, but not limited to, voting rights, redemption provisions, dividend rates, liquidation preferences and conversion privileges, without further shareholder approval. The issuance of Preferred Stock, which could occur in a private placement, may have the effect of delaying, deferring or preventing a change in control of the Company. Issuance of Preferred Stock with special voting and conversion rights may adversely affect the voting power of the holders of Common Stock, possibly resulting in the loss of voting control to others. No such class or series is currently established, and no shares of Preferred Stock are outstanding, and at present the Company has no plans to issue any shares of Preferred Stock.

Anti-Takeover Provisions

In addition to certain provisions of its Articles of Incorporation and By-Laws discussed in "Description of Capital Stock--Common
Stock" and "--Preferred Stock" above which could have the effect of delaying, deferring or preventing a change in control of the Company, the Company is governed by certain "antitakeover" provisions in the Pennsylvania Business Corporation Law ("PABCL"), including provisions that (i) prohibit certain business combinations,
(ii) restrict voting rights associated with "controlling shares,"
(iii) require disgorgement of short-term profits upon disposition of stock by certain controlling persons, (iv) require severance payments and protection of collective bargaining agreements following certain control share acquisitions, (v) require a fair value be paid by that controlling shareholder for voting shares, (vi) allow a corporation to say "no" to a takeover bid, and (vii) allow the Board of Directors broad latitude in considering the best interests of the Company.

Certain Business Combinations. The PABCL prohibits certain business combinations (as defined in the PABCL) involving a Pennsylvania corporation that has voting shares registered under the Exchange Act and an "interested shareholder" unless certain conditions are satisfied or an exemption is applicable. An "interested shareholder" is generally defined to include a person who beneficially owns at least 20% of the votes that all shareholders would be entitled to cast in an election of directors of the corporation.

Control Share Acquisitions. The PABCL provides that in a "control-share acquisition" the voting rights of a significant new shareholder of the corporation are conditioned upon the consent, given by a majority vote at a meeting of the independent shareholders of the corporation after disclosure by the new shareholder of certain information. If consent is not obtained, the new shareholder is effectively deprived of voting rights.

Disgorgement. The PABCL provides that any profit realized by a "controlling person or group," generally defined as a 20% beneficial owner, from the disposition of any equity securities within twenty-four (24) months prior to and eighteen (18) months succeeding the acquisition of such control is recoverable by the corporation.

Severance Compensation and Protection of Labor Contracts. The PABCL provides severance payments to any eligible employee of a covered corporation whose employment is terminated, other than for willful misconduct, with ninety (90) days before or twenty-four (24) months after a control-share acquisition. In addition, the PABCL is designed to prevent the termination of any covered labor contract as a result of a business combination.

Control Transactions. The PABCL provides that any holder of voting shares of a registered corporation who objects to a "control transaction" will be entitled to make a written demand on the "controlling person or group" for payment of the fair value of the voting shares of the corporation held by the shareholder. A "control transaction" is defined as the acquisition by a person or group (the controlling person or group) that would entitle the holders thereof to cast at least 20% of the votes that all shareholders would be entitled to cast in an election of the directors of the corporation.

"Just Say No" Provisions. The PABCL contains a set of interrelated provisions designed to support the validity of company-specific arrangements to discourage hostile takeovers of corporations. The PABCL expressly provides a corporation the power to "accept, reject or take no action" with respect to a takeover bid. The PABCL also permits the unfavorable disparate treatment of a takeover bidder.

Other Considerations. The PABCL allows the directors broad discretion in considering the best interests of the corporation.
In addition to the "standard factors" the directors may consider in protecting the best interests of the Company, the directors may also consider the short- and long-term interests of the corporation and the resources, intent and conduct of any person seeking to acquire the corporation.


                      PLAN OF DISTRIBUTION

The Shares offered hereby may be sold from time to time to purchasers directly by any of the Selling Shareholders or certain transferees or affiliates of such Selling Shareholders (a "Selling Party"). Alternatively, a Selling Party may from time to time offer the Shares through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Party and/or the purchasers of the Shares for whom they may act as agents.

Sales of the Shares offered hereby may be made on the Nasdaq National Market or the over-the-counter market or otherwise at prices and on terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. Such prices will be determined by the Selling Party or by agreement between the Selling Party and underwriters or dealers.

The Shares may be sold in or by (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction, (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, (c) an exchange distribution in accordance with the rules of such exchange, (d) ordinary brokerage transactions and transactions in which the broker solicits purchases, and (e) privately negotiated transactions.


In effecting sales, brokers or dealers engaged by the Selling
Party may arrange for other brokers or dealers to participate. A Selling Party also may, from time to time with the consent of the Company, authorize underwriters acting as his agent to offer and sell Shares upon such terms and conditions as shall be set forth in any prospectus supplement. Underwriters, brokers or dealers will receive commissions or discounts from a Selling Party in amounts to be negotiated. Such underwriters, brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales and any discounts and commissions received by them, and any profit realized by them on the resale of the Shares may be deemed to be underwriting discounts and commissions under the Securities Act.

In order to comply with certain state securities laws, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the Shares may not be sold unless such Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Shares may not simultaneously engage in market-making activities with respect to such Shares for a period of two or nine business days prior to the commencement of such distribution. In addition to, and without limiting the foregoing, each Selling Party and any other person participating in a distribution will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, rules 10b-2, 10b-6, and 10b-7, which provisions may limit the timing of purchases and sales of any of the Shares by a Selling Party or any such other person. All of the foregoing may affect the marketability of the Shares.

Pursuant to certain contractual obligations, the Company will pay all the fees and expenses incident to the registration of the Shares (other than underwriting discounts and commissions, if any, and a Selling Security Party's counsel fees and expenses, if any). In addition, the Company has agreed to maintain the effectiveness of the Registration Statement for a period of at least 12 months and has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act. In addition, each of the Selling Shareholders has agreed to indemnify the Company against certain liabilities, including liabilities under the Securities Act.

                               EXPERTS

The consolidated financial statements and related financial statement schedule of II-VI incorporated by reference in this Prospectus for the years ended June 30, 1995 and 1994, have been audited by Alpern, Rosenthal & Company, independent auditors, as set forth in their reports incorporated by reference herein. The consolidated financial statements and related financial statement schedule of II-VI incorporated by reference in this Prospectus for the year ended June 30, 1993, have been audited by Deloitte & Touche LLP, independent auditors, as set forth in their reports incorporated by reference herein. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

=======================================     ============================
No dealer, salesperson, or any
other person has been authorized
to give any information or to make
any representation not contained
in this Prospectus in connection
with the offering made hereby, and,
if given or made, such information
or representation must not be relied
upon as having been authorized by


the Company.  This Prospectus does                 186,183 Shares
not constitute an offer to sell,
or a solicitation of an offer to
buy, any of the securities offered
hereby in any jurisdiction to any                      II-VI
person to whom it is unlawful to make               INCORPORATED
such an offer or solicitation in such
jurisdiction.  Neither the delivery of
this Prospectus, nor any sale made
hereunder, shall under any circumstances            Common Stock
create any implication that there has
been no change in the affairs of the
Company since the date hereof or that
the information contained herein is
correct as of any time subsequent to
the dates as of which such information
is furnished.
           ______________

          TABLE OF CONTENTS
                                   Page
                                   ____
AVAILABLE INFORMATION...............2

INCORPORATION OF CERTAIN                         ___________________
DOCUMENTS BY REFERENCE..............2

RISK FACTORS........................4                PROSPECTUS

THE COMPANY.........................8
RECENT DEVELOPMENTS.................9            ___________________

USE OF PROCEEDS.....................9

SELLING SECURITY HOLDERS............10

DESCRIPTION OF CAPITAL STOCK........11

PLAN OF DISTRIBUTION................12             May ____, 1996

EXPERTS.............................13





=======================================     ============================



                                 PART II

                   INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

The estimated expenses of this offering in connection with the distribution of the Common Stock being registered hereby, all of which are to be borne by the Registrant, are as follows:

SEC registration fee.............................   $   996.00
NASD fees........................................            0
Accounting fees and expenses.....................     4,000.00
Legal fees and expenses..........................    10,000.00
Blue Sky fees and expenses.......................            0
Transfer agent and registrar fees................            0
Printing.........................................            0
Miscellaneous....................................       500.00
                                                     __________

Total............................................   $15,496.00
                                                     __________

Item 15.  Indemnification of Directors and Officers

Pennsylvania statutory law regarding directors and officers insurance and indemnification is embodied in Subchapter D (Sections 1741 through 1750) of the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL"). Sections 1741 (relating to third-party actions) and 1742 (relating to derivative actions) of the BCL provide that, unless otherwise restricted by its bylaws, a business corporation shall have the power to indemnify any person who is made a party to a third-party or derivative action, respectively, by reason that such person is or was a representative of the corporation. The BCL defines representative to mean a director, officer, employee or agent thereof (a "Representative"). The sections further state that the corporation is authorized to indemnify the Representative against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action. However, the Representative must have acted in good faith and with a reasonable belief that his or her actions were in the best interests, or not opposed to the best interests, of the corporation; and with respect to any criminal proceeding, the Representative must have had no reasonable cause to believe his or her conduct was unlawful.

Section 1743 of the BCL provides mandatory indemnification for a Representative if he or she succeeds on the merits or otherwise in the defense of any claim or action. The corporation must indemnify him or her to the extent of his or her actual and reasonable expenses (including attorneys' fees) in connection with the claim or action.

Section 1746(a) states that the statutory rights of indemnification shall not be deemed exclusive of any other rights to which a person might be entitled under any by-law, agreement, or otherwise. However, 1746(b) forbids indemnification to be made in any case where the act or failure to act giving rise to the claim is determined by a court to be willful misconduct or recklessness. A corporation may not provide indemnification in the case of willful misconduct or recklessness.

The BCL, in Section 1747, also authorizes corporations to purchase and maintain insurance on behalf of a Representative, whether or not the corporation would have the power to indemnify him or her. Such insurance is declared to be consistent with Pennsylvania's public policy.

Section 6.02 of the Company's By-Laws provides that a director shall not be personally liable for monetary damages for any action taken or failed to be taken unless the director has breached or failed to perform the duties of his office, and such breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. A director's criminal or tax liability is not limited by the foregoing provision.

                                  II-1

Item 16.  Exhibits

          The following is a complete list of Exhibits filed as part of this Registration Statement.

Exhibit No.
___________

  23.01       Consent of Alpern, Rosenthal & Company

  23.02       Consent of Alpern, Rosenthal & Company

  23.03       Consent of Alpern, Rosenthal & Company

  23.04       Consent of Deloitte & Touche LLP

  24.01       Power of Attorney (Appears on Signature Page)


Item. 17.  Undertakings

        (a)  The undersigned Registrant hereby undertakes:
             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
                 (i)   To include any prospectus required by
                       Section 10(a)(3) of the Securities Act;
                 (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;
                 (iii) To include in such prospectus any additional
                       or changed material information on the plan of distribution;
             (2) That, for the purpose of determining any liability under the Securities Act, each such posteffective amendment shall be treated as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
             (3) To file a post-effective amendment to remove from registration any of the securities being registered which remain unsold at the termination of the offering.
         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer, or controlling person of Registrant in the success defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                 II-2

                              SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Saxonburg, Commonwealth of Pennsylvania, on May 24, 1996.

                              II-VI INCORPORATED,



                              By:       /s/ CARL J. JOHNSON
                                 ____________________________________
                                            Carl J. Johnson
                                 Chairman and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Carl J. Johnson, Francis J. Kramer and James Martinelli, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his person's name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.









              Signature                                       Title                    Date
Principal Executive Officer:

   /s/ Carl J. Johnson                          Chairman of the Board and Chief        May 24, 1996
_____________________________                   Executive Officer and Director
       Carl J. Johnson


   /s/ Francis J. Kramer                        President and Chief Operating          May 24, 1996
_____________________________                   Officer and Director

       Francis J. Kramer



Principal Financial and Accounting Officer:

    /s/ James Martinelli                        Chief Financial Officer and            May 24, 1996
_____________________________                   Treasurer
        James Martinelli


   /s/ Richard W. Bohlen                        Director                               May 24, 1996
_____________________________
       Richard W. Bohlen


   /s/ Thomas E. Mistler                        Director                               May 24, 1996
_____________________________
       Thomas E. Mistler


  /s/ Duncan A. J. Morrison                     Director                               May 24, 1996
_____________________________
      Duncan A. J. Morrison


   /s/Peter W. Sognefest                        Director                               May 24, 1996
_____________________________
      Peter W. Sognefest


                                                      II-3




                                   EXHIBIT INDEX


Exhibit No.                                               Reference
___________                                               _________

  23.01       Consent of Alpern, Rosenthal & Company    Filed herewith.

  23.02       Consent of Alpern, Rosenthal & Company    Filed herewith.

  23.03       Consent of Alpern, Rosenthal & Company    Filed herewith.

  23.04       Consent of Deloitte & Touche LLP          Filed herewith.

  24.01       Power of Attorney                         Filed herewith.
              (Appears on Signature Page)